Exhibit 2.10

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT is being executed and delivered as of November 30, 2004 by          (the “Stockholder”) in favor of, and for the benefit of: NASSDA CORPORATION, a Delaware corporation (the “Company”); SYNOPSYS, INC.¸ a Delaware corporation (“Parent”); and the other “Indemnitees” (as defined in Section 21).  Certain capitalized terms used in this Noncompetition Agreement are defined in Section 21.  Certain other capitalized terms used but not otherwise defined in this Noncompetition Agreement have the meanings assigned to them in the Merger Agreement (as defined in Recital B).

RECITALS

A.                                    The Stockholder owns a substantial percentage of the outstanding capital stock of the Company.  As a stockholder and employee of the Company, the Stockholder has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Acquired Corporations.

B.                                    Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Company, Parent and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement of Merger (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”).  As a result of the Merger, each share of Company Common Stock held by the Stockholder will be converted into the right to receive $7.00 in cash and the Company will become a wholly-owned subsidiary of Parent.  As a result of the Merger, and for valuable consideration, Parent will have directly or indirectly acquired (i) all ownership interests in the Acquired Corporations and (ii) the goodwill of the Acquired Corporations.

C.                                    As a condition to (i) Parent executing and delivering to the Company the Merger Agreement and (ii)  the consummation of the transactions contemplated by the Merger Agreement, and to enable Parent to secure more fully the benefits of the Merger, including the acquisition of the goodwill of the Acquired Corporations, Parent has required that the Stockholder enter into this Noncompetition Agreement.  The Stockholder is entering into this Noncompetition Agreement in order to induce Parent to (i) execute and deliver to the Company the Merger Agreement and (ii) consummate the transactions contemplated by the Merger Agreement.

D.                                    Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Company, Parent and the Stockholder are executing a Consulting Agreement (the “Consulting Agreement”) and a Cooperation and Support Agreement (the “Cooperation Agreement”).  Pursuant to the Consulting Agreement, the Stockholder is to become a consultant to Parent upon consummation of the Merger and, in that capacity, will have access to extensive and valuable knowledge and confidential information concerning the businesses of Parent, the Acquired Corporations and Parent’s other subsidiaries.

E.                                      The Acquired Corporations, Parent and Parent’s subsidiaries have conducted and are conducting their respective businesses on a worldwide basis.

F.                                      Contemporaneously with the execution and delivery of this Noncompetition Agreement, Parent, the Stockholder and certain other individuals are executing an Agreement to Settle Litigation (the “Settlement Agreement”).

AGREEMENT

In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the Stockholder agrees as follows:

1.                                      Restriction on Competition.  The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not:

(a)                                  Engage in Prohibited EDA Activities anywhere in the world; or

(b)                                  become associated in any capacity (including as an officer, director, stockholder, owner, co-owner, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor or sublicensor) with or acquire or hold (of record, beneficially or otherwise) any interest in, any Person that itself engages, or that has an Affiliate that engages, in Prohibited EDA Activities anywhere in the world;

provided, however, that the Stockholder may, without violating this Section 1:

(1)                                  continue to own, as a passive investment, (i) the shares of capital stock identified on Schedule 1 and (ii) shares of capital stock of a publicly-held corporation that engages in Prohibited EDA Activities if (A) such shares are actively traded on any of the securities markets identified in Appendix A hereto, (B) the number of shares of such corporation’s capital stock that are owned (of record or beneficially) by the Stockholder and his Affiliates and family members collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding and (C) the Stockholder is not otherwise associated in any capacity with such corporation or with any Affiliate of such corporation;

(2)                                  be associated with, in any capacity, any Person, including any public or non-public company, that uses Competing Products (including Competing Products developed internally by such company) only as an end-user and that does not otherwise engage in Prohibited EDA Activities, so long as (i) the Stockholder personally does not Engage in Prohibited EDA Activities and (ii) if any of such Competing Products were developed internally by such Person and such Person is a public company (or a subsidiary of a public company), the company delivers to Parent, within five (5) days before or after each anniversary of the Closing Date, a certification in the form of Appendix B-2 hereto signed by an officer of the company (it being understood that if the company refuses or fails to deliver the certification for any reason, the Stockholder must, upon learning that the company has refused or failed to deliver the certification, within fourteen (14) calendar days thereafter completely sever and terminate his association with the company for the remainder of the Noncompetition Period, and prior to terminating the association, the Stockholder must not personally Engage in Prohibited EDA Activities); and

(3)                                  personally Engage in Authorized EDA Activities without Engaging in Prohibited EDA Activities; and

(4)                                  be associated with, in any capacity, any Person, including any public or non-public company, engaging in Authorized EDA Activities but not engaging in Prohibited EDA Activities.

If the Stockholder becomes associated in any capacity with any Person that does not engage in Prohibited EDA Activities and that does not have any Affiliate that engages in Prohibited EDA Activities, and thereafter such Person, or an Affiliate of such Person, begins engaging in Prohibited EDA Activities or such Person becomes an Affiliate of another Person that engages in Prohibited EDA Activities, then:

(X)                             if such Person, or an Affiliate of such Person, is a publicly traded electronic design automation (“EDA”) company, the Stockholder must, upon learning that the Person or Affiliate is engaging in Prohibited EDA Activities, within fourteen (14) calendar days thereafter completely sever and terminate his association with such Person for the remainder of the Noncompetition Period, and prior to terminating the association, the Stockholder must not personally Engage in Prohibited EDA Activities;

(Y)                              if the time when such Person, or an Affiliate of such Person, first began engaging in Prohibited EDA Activities or when such Person became an Affiliate of another Person engaged in Prohibited EDA Activities is within the first three (3) years of the Noncompetition Period, the Stockholder must, upon learning that the Person or Affiliate is engaging in Prohibited EDA Activities, within fourteen (14) calendar days thereafter completely sever and terminate his association with such Person for the remainder of the Noncompetition Period, and prior to terminating the association, the Stockholder must not personally Engage in Prohibited EDA Activities; and

(Z)                              if neither such Person, nor any Affiliate of such Person, is a publicly traded EDA company and if the time when such Person, or an Affiliate of such Person, first began engaging in Prohibited EDA Activities or when such Person became an Affiliate of another Person engaged in Prohibited EDA Activities is after the first three (3) years of the Noncompetition Period, the Stockholder may continue to be associated with such Person, provided that the Stockholder does not personally Engage in any Prohibited EDA Activities.

2.                                      No Hiring or Solicitation of Employees; No Solicitation of Customers.  The Stockholder agrees that, during the Noncompetition Period, the Stockholder shall not, personally or through others, (a) hire any Specified Employee or (b) (i) encourage, induce, attempt to induce, solicit or attempt to solicit (on the Stockholder’s own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with Parent, any Acquired Corporation or any of Parent’s other subsidiaries, or (ii) encourage, induce, attempt to induce, solicit or attempt to solicit (on the Stockholder’s own behalf or on behalf of any other Person) any customer, consultant, distributor, sales representative, licensor or supplier of Parent, any Acquired Corporation or any of Parent’s other subsidiaries to terminate such customer’s, consultant’s, distributor’s, sales representative’s, licensor’s or supplier’s relationship with Parent, any Acquired Corporation or any of Parent’s other subsidiaries; provided, however, that the Stockholder may, without violating this Section 2, (a) hire, or encourage, assist, induce or solicit any other Person to hire, any Specified Employee whose employment by Parent, any Acquired Corporation or any of Parent’s other subsidiaries already has terminated (other than as a result of a breach of this Section 2 by the Stockholder) more than ninety (90) calendar days prior to the time when the Stockholder hires, or encourages, assists, induces or solicits any other Person to hire, such Specified Employee, and (b) market and sell products (other than Competing Products) to customers of Parent, any Acquired Corporation or any of Parent’s other subsidiaries in the course of engaging in Authorized EDA Activities, as long as Stockholder does not recommend or suggest that the customer cease doing business with Parent, any Acquired Corporation or any of Parent’s other subsidiaries (it being understood that comparisons between the features, functionality and performance of products are not such recommendations or suggestions).

3.                                      Employer Notification; Certification.  The Stockholder agrees that during the Noncompetition Period, the Stockholder will disclose his obligations under this Agreement to any Person who proposes to hire or engage the Stockholder as a director, officer, employee or consultant, and obtain that Person’s written acknowledgement that the aforementioned obligations have been disclosed.  The Stockholder further agrees that during the Noncompetition Period, within five (5) days before or after each anniversary of the Closing Date, the Stockholder will deliver to Parent a certification in the form of Appendix B-1 hereto signed by the Stockholder.

4.                                      Confidentiality.  The Stockholder agrees that he shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Parent or any Acquired Corporation); or (b) use any Confidential Information for any purpose or for the benefit of any Person (other than Parent or any Acquired Corporation).

5.                                      Representations and Warranties.  The Stockholder represents and warrants, to and for the benefit of the Indemnitees, that:

(a)                                  he has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under this Noncompetition Agreement;

(b)                                  neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a violation of, or give any Person the right to challenge this Noncompetition Agreement or any of the actions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree applicable to him or by which he or any of his properties is or may be bound or affected or (ii) contravene, conflict with or result in a violation or breach of or  a default under any provision of, or give any Person the right to declare a default under, any Contract to which he is a party or by which he is bound;

(c)                                  except as set forth in Schedule 4(c), the Stockholder (i) is not Engaged in Prohibited EDA Activities anywhere in the world and (ii) is not an officer, director, stockholder, owner, co-owner, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor or sublicensor of, for or to, or otherwise associated with, and does not hold (of record, beneficially or otherwise) any interest in, any Person that engages, or that has an Affiliate that engages, in Prohibited EDA Activities anywhere in the world; and

(d)                                  each of the representations and warranties of the Stockholder in this Noncompetition Agreement is accurate in all respects as of the date of this Noncompetition Agreement and will remain accurate in all respects at all times through and including the Closing Date and at all times during the Noncompetition Period as if made at and as of any such time.

6.                                      Specific Performance.  The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant,  obligation or other provision contained in this Noncompetition Agreement, each of the Company, Parent and the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.  The Stockholder further agrees that no Indemnitee shall be required to obtain, furnish, post or otherwise provide any bond or other security or instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and the Stockholder irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or instrument.

7.                                      Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees (under Section 6 of the Settlement Agreement or otherwise), the Stockholder shall hold harmless and indemnify the Indemnitees from and against, and shall compensate and reimburse each Indemnitee for, any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense that is directly or indirectly suffered or incurred by any of the Indemnitees, or to which any of the Indemnitees otherwise may become subject (regardless of whether or not related to a third-party claim) at any time (whether during or after the Noncompetition Period), and that is caused by or results from (a) any inaccuracy in any representation or warranty contained in this Noncompetition Agreement, or (b) any failure on the part of the Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

8.                                      Non-Exclusivity.  The rights and remedies of the Stockholder, Company, Parent and the other Indemnitees under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of the Stockholder, Company, Parent and the other Indemnitees under this Noncompetition Agreement, and the obligations and liabilities of the Stockholder, Company, Parent and the other Indemnitees under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.  Nothing in this Noncompetition Agreement shall limit any of the Stockholder’s, Company’s, Parent’s and the other Indemnitees’ obligations or liabilities, or the rights or remedies of the Stockholder, Company, Parent or any of the other Indemnitees, under the Settlement Agreement, the Consulting Agreement or the Cooperation Agreement; and nothing in the Settlement Agreement, the Consulting Agreement or the Cooperation Agreement shall limit any of the Stockholder’s, Company’s, Parent’s or other Indemnitees’ obligations or liabilities, or any of the rights or remedies of the Stockholder, Company, Parent, or any of the other Indemnitees, under this Noncompetition Agreement.  No breach on the part of the Company, Parent or any other party of any covenant or obligation in the Settlement Agreement, the Consulting Agreement, the Cooperation Agreement or any other agreement shall limit or otherwise affect any right or remedy of the Company, Parent or any of the other Indemnitees under this Noncompetition Agreement.  Similarly, no breach on the part of the Stockholder of any covenant or obligation in this Noncompetition Agreement shall limit or otherwise affect any right or remedy of the Stockholder under the Settlement Agreement, the Consulting Agreement, the Cooperation Agreement or any other agreement.

9.                                      Entire Agreement.  This Noncompetition Agreement, the Settlement Agreement  and the other agreements and instruments referred to in the Settlement Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto or thereto with respect to the subject matter hereof and thereof.

10.                               Severability.  Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Noncompetition Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Noncompetition Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified.

11.                               Governing Law; Venue.

(a)                                  This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)                                  Any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California.  The Stockholder:

(i)                                    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such action or proceeding;

(ii)                                agrees that service of any process, summons, notice or document delivered by hand or by U.S. mail, by courier or express delivery service addressed to him at the address set forth on the signature page of this Noncompetition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding (it being understood that nothing in this Section 11(b)(ii) shall affect the right of any party to serve process in any other manner permitted by law);

(iii)                            agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

(iv)                               agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that the Stockholder is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that such court lacks jurisdiction to adjudicate any cause of action or claim for relief based upon or arising from this Noncompetition Agreement.

12.                               Waiver.  No failure on the part of the Company, Parent or any other Indemnitee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of the Company, Parent or any other Indemnitee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of such Indemnitee under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.                               Successors and Assigns.  Each of the Company, Parent and the other Indemnitees may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of the Stockholder or of any other Person; provided, however, that any such assignment may not expressly or by implication cause any material change in the Stockholder’s obligations hereunder.  This Noncompetition Agreement shall be binding upon the Stockholder and his heirs, executors, estate, personal representatives, successors and assigns (if any), and shall inure to the benefit of the Company, Parent and the other Indemnitees.  The Stockholder shall not assign any of his rights or delegate any of his obligations under this Noncompetition Agreement without the prior written consent of Parent.

14.                               Attorneys’ Fees.  If any legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

15.                               Headings.  The bold-faced headings contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

16.                               Construction.  Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.  Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement.  As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Noncompetition Agreement and Schedules to this Noncompetition Agreement.  All references in this Noncompetition Agreement to the “date of this Noncompetition Agreement” shall be deemed to refer to November 30, 2004.

17.                               Survival of Obligations.  Except as specifically provided herein, the obligations of the Stockholder under this Noncompetition Agreement (including his obligations under Sections 4, 5, 7 and 13) shall survive the expiration of the Noncompetition Period.  The expiration of the Noncompetition Period shall not operate to relieve the Stockholder of any obligation or liability arising from any prior breach by the Stockholder of any provision of this Noncompetition Agreement.

18.                               Obligations Absolute.  The Stockholder’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company, Parent, any other Indemnitee or any other Person) of, or inaccurate representation or warranty contained in, any provision of the Merger Agreement, the Settlement Agreement or any other agreement or instrument, or by virtue of any failure to perform, or any other breach of, any obligation of the Company, Parent, any other Indemnitee or any other Person.  Similarly, the obligations of the Company and Parent under the Merger Agreement, the Settlement Agreement or any other agreement or instrument, shall not be terminated or otherwise limited by virtue of any breach (on the part of the Stockholder) of, or inaccurate representation or warranty contained in, any provision of this Noncompetition Agreement.

19.                               Amendment.  This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent (or any successor to Parent), the Company (or any successor to the Company) and the Stockholder.

20.                               Termination.  This Noncompetition Agreement shall terminate upon the valid termination of the Merger Agreement, prior to the consummation of the Merger.

21.                               Defined Terms.  For purposes of this Noncompetition Agreement:

(a)                                  “Acquired Corporation” has the meaning assigned to it in the Merger Agreement.

(b)                                  “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(c)                                  “Authorized EDA Activities” means any and all of designing, developing, manufacturing, marketing, promoting, selling, supplying, distributing, supporting or maintaining any software program performing any one or more of the following functions (excluding any embedded portion of such a software program where the embedded portion is a Competing Product): (i) parasitic element extraction from layout; (ii) circuit extraction from layout; (iii) design rule checking (DRC); (iv) electrical rule checking (ERC); (v) layout versus schematic (LVS); (vi) optical proximity correction; (vii) place & route; (viii) logic, behavioral, and physical synthesis; (ix) layout editor; (x) mask data preparation; (xi) resolution enhancement technology (RET); and (xii) layout analysis for manufacturability rules (see Appendix C hereto for definitions of the terms used in this sentence).

(d)                                  “Closing Date” has the meaning assigned to it in the Merger Agreement.

(e)                                  “Competing Product” means any standalone software program, any embedded portion of a software program, or any algorithm, formula, idea or invention (whether or not patentable) for performing analog simulation of integrated circuits and/or static transistor-level analysis of integrated circuits.  Examples include (i) dynamic transistor-level and/or dynamic interconnect simulation, (ii) HDL cosimulation, (iii) electromigration analysis, (iv) power net IR drop analysis, and (v) macro-modeling of Verilog-A, Verilog-AMS and/or VHDL-AMS, and (vi) reduced order modeling (as defined in Appendix C).  For avoidance of doubt, the term “analog simulation” includes the electrical behavior of digital and mixed-signal components and the term “integrated circuits” includes analog circuits, digital circuits, mixed signal circuits, memory circuits, logic circuits, encoding circuits, decoding circuits, system-on-a-chip circuits, and any other type of integrated circuit, regardless of the size of the integrated circuit design or the process technology (e.g., 0.18 micron, 0.15 micron, 0.13 micron, 90 nanometer and 65 nanometer).

(f)                                    “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating to Parent, any of the Acquired Corporations or any of Parent’s other subsidiaries or relating to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of Parent, any of the Acquired Corporations or any of Parent’s other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information that has become public or is in the public domain through no fault of the Stockholder.

(g)                                 “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

(h)                                 “Engage” means engage, participate or collaborate, directly or through or with any other Person.

(i)                                    “Indemnitees” shall include: (i) Parent; (ii) the Company; (iii) each Person who is or becomes an Affiliate of Parent or the Company; and (iv) the successors and assigns of each of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” of this sentence.

(j)                                    “Intellectual Property” has the meaning assigned to it in the Merger Agreement.

(k)                                “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body or authority or any quasi-governmental authority of any nature.

(l)                                    “Noncompetition Period” means the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date.

(m)                              “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization, entity, governmental body or authority.

(n)                                 “Prohibited EDA Activities” means any and all of the following: designing, developing, manufacturing, marketing, promoting, selling, supplying, distributing, supporting or maintaining any Competing Product.  For purposes of greater clarity, the term “Prohibited EDA Activities” does not include: (i) teaching classes or giving lectures as a part- or full-time teacher or professor at a university, college, high school or similar academic institution, as long as the Stockholder does not breach or violate any duty or obligation of confidentiality owed to Parent or the Company and the Stockholder does not engage in any of the specific conduct identified in the definition of “Prohibited EDA Activities”; (ii) using a Competing Product in the course of engaging in activities that are not Prohibited EDA Activities; or (iii) installing, configuring, and using the output from, or generating an input to, a Competing Product in the course of engaging in activities that are not Prohibited EDA Activities.  Stockholder acknowledges and agrees that Cadence Design Systems, Inc., Mentor Graphics

Corp., Magma Design Automation, Inc., Legend Design Technology, Inc., ACAD Corporation, and EverCAD Corporation, among others, engage in Prohibited EDA Activities.

(o)                                  “Specified Employee” means any individual who (i) is or was an employee of any Acquired Corporation on the date of this Noncompetition Agreement or during the one year period ending on the date of this Noncompetition Agreement or (ii) becomes an employee of Parent, any Acquired Corporation or any of Parent’s other subsidiaries at any time during the Noncompetition Period; provided, however, that “Specified Employee” for this purpose shall not mean and does not include Andrei (Andrew) Tcherniaev, Iouri (Yuri) Feinberg; Walter Chan, Jeh-Fu (Jeff Tuan), Sang Wang and An-Chang Deng.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Stockholder has duly executed and delivered this Noncompetition Agreement as of the date first above written.

[Name of Stockholder]

Address:

Telephone:

Facsimile:

APPENDIX A

SECURITIES MARKETS

New York Stock Exchange (NYSE)

American Stock Exchange (AMEX)

Nasdaq

Tokyo Stock Exchange (Nikkei)

London Stock Exchange (FTSE)

Bourse-de-Paris (CAC)

Singapore Stock Exchange (SGX)

Frankfurt Stock Exchange

A-1

APPENDIX B-1

FORM OF ANNUAL CERTIFICATION BY STOCKHOLDER

Pursuant to the provisions of Section 3 of the Noncompetition Agreement executed and delivered by            (the “Stockholder”) as of November 30, 2004 in favor of and for the benefit of NASSDA CORPORATION, a Delaware corporation (the “Company”), SYNOPSYS, INC.¸ a Delaware corporation (“Parent”), and others (the “Noncompetition Agreement”), the undersigned Stockholder hereby represents, warrants and certifies, to and for the benefit of Parent and the Company, that:

1.               the Stockholder has, at all times prior to the date hereof, fully complied with his obligations under the Noncompetition Agreement; and

2.               attached hereto is a complete and accurate list of each company or organization in the semiconductor industry (which includes EDA companies, semiconductor foundries, semiconductor manufacturing equipment companies, and companies that design integrated circuits or license intellectual property used in integrated circuits) with which the Stockholder is currently, or within the twelve (12) month period ending on the date hereof has been, associated as an officer, director, stockholder, owner, co-owner, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor or sublicensor (other than publicly traded companies in which the Stockholder owns, as a passive investment, shares of capital stock that collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding and with which the Stockholder has no other association), in each case indicating the nature of the Stockholder’s association with such company or organization (e.g., as an employee, as a consultant, or as a stockholder, officer and director) and whether the Stockholder’s association with such company or organization is current or has terminated.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered as of the date first written above.

Name:

Date:

State of )
ss.
County of )

On                                                  , before me,          , personally appeared                  , personally known to me or proved to me on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary Public	Place Notary Seal Above

Sample Attachment to Certification

Name of Company	Nature of Association	Current or Terminated

APPENDIX B-2

FORM OF ANNUAL CERTIFICATION BY COMPANY

Pursuant to the provisions of clause (2) of Section 1 of the Noncompetition Agreement executed and delivered by                      (the “Stockholder”) as of November 30, 2004 in favor of and for the benefit of NASSDA CORPORATION, a Delaware corporation (“Nassda”), SYNOPSYS, INC.¸ a Delaware corporation (“Synopsys”), and others (the “Noncompetition Agreement”), the undersigned hereby represents, warrants and certifies, to and for the benefit of Synopsys and Nassda, that the Stockholder has not personally engaged, participated or collaborated in any Prohibited EDA Activities (as defined in the Noncompetition Agreement) in the course of his employment, consulting or other association with [fill in name of public company required to give the certification under clause (2) of Section 1] (the “Company”).

IN WITNESS WHEREOF, on behalf of the Company, the undersigned has caused this Certificate to be executed and delivered as of the date first written above.

Name:

Date:

State of )
ss.
County of )

On                                      , before me,                                      , personally appeared                                       , personally known to me or proved to me on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature of Notary Public	Place Notary Seal Above

APPENDIX C

GLOSSARY OF TECHNICAL TERMS

Layout: geometric data that defines the shapes and layers to be created during the manufacturing of an integrated circuit (IC), such as diffusion areas, polysilicon, and metal interconnect.

Parasitic element: electrical parameter values in the as manufactured IC that were not intended by the design process (usually capacitance, resistance and inductances of interconnect and “parasitic” devices).

Mask and/or reticle: chrome patterns on a glass substrate which are the physical embodiment of the layout data.  They will image the different physical layers onto the silicon substrate during the manufacturing process of the IC.

Design Rule: A rule that governs the shapes, spacing, and feature sizes of the layout.  These are determined by the manufacturing process and are intended to guarantee the creation of functioning ICs.

Electrical rule: A rule on the values and ways that electrical elements may be connected.  These are determined by the manufacturing process and are intended to guarantee the creation of functioning ICs.

Netlist: A list of circuit devices and their connections (nets) that describes the circuit topology of the IC.

Schematic: A visual representation of an IC netlist.

Reduced Order Modeling: The process by which a circuit description (including a spice netlist as well as any other representation of an interconnected set of resistances, capacitances, and inductances) is taken as an input, and the output is either a circuit description which contains fewer elements (i.e., fewer resistances, capacitances, and inductances) or a mathematical representation such as set of coefficients suitable for inclusion into a circuit simulator. The purpose of this transformation is to reduce the memory requirements and increase the speed of circuit simulation while still preserving the circuit behavior of the initial circuit description.  For purposes of this definition, it is understood that (a) a layout (as defined above) is not a circuit description, (b) the output of electrical rule checking (ERC) and layout versus schematic (LVS) is neither a circuit description nor a mathematical representation suitable for inclusion into a circuit simulator, and (c) neither the input nor the output of (i) place & route, (ii) logic, behavioral, and physical synthesis, and (iii) layout analysis for manufacturability rules is a circuit description.

(i)                                    Parasitic element extraction from layout

Process by which the layout of the IC is used to calculate the parasitic devices and their values.  The input is the layout data and the output is the values of the capacitance, resistance, and inductance of the interconnect and parasitic devices.

(ii)                                Circuit extraction from layout

Process by which the layout of the circuit is used to reconstruct the electrical netlist of the circuit.  The input is the layout of the circuit and the output is the netlist of the IC. This may or may not include the parasitic devices and their values.

(iii)                            Design rule checking (DRC)

The process of analyzing the IC layout to ensure that it conforms to the manufacturing design rules.  The input is the IC layout and the output is a list of design rule errors and their locations in the layout.

(iv)                               Electrical rule checking (ERC)

The process of analyzing the IC layout to ensure that it conforms to the electrical rules.  The input is the IC layout and the output is a list of electrical rule violations and their locations in the layout.

(v)                                   Layout versus schematic (LVS)

The process by which the layout of an IC is compared with an as designed schematic or netlist to ensure that the layout matches the electrical netlist of the IC.  The input is the IC layout and the output is a list of mismatches between the layout and the netlist or schematic.

(vi)                               Optical proximity correction

A deliberate distortion of the layout data when embodied on the mask or reticle which is intended to correct for the non ideal nature of the photolithographic process step.  The input is the IC layout and the output is a modified IC layout.

(vii)                           Place & route

The process of determining the shapes and relative positions (floorplanning), the exact physical location of the circuit elements (placement) and the exact patterns of the metal layers (routing) that will interconnect them such that the manufactured IC conforms to the description of the circuit given by the netlist.  This process must typically meet several design constraints such as correct timing and immunity from signal integrity effects.

(viii)                       Logic, behavioral, and physical synthesis

The process by which a more abstract description is transformed into a more detailed description which has been optimized to meet a set of design goals or criteria such as speed, power and minimum area.  The input may be a behavioral description with the output register transfer level (RTL) description or gate level description (behavioral synthesis), or the input may be RTL or gate level and the output may be gate level

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description (logic synthesis), or the input may be RTL or gate level while the output may be placed gates (physical synthesis).

(ix)                              Layout editor

A EDA tool that allows for the manual graphical manipulation of layout data by interacting with a GUI.

(x)                                  Mask data preparation

The process of translating layout data into the machine instructions for the manufacturing of a mask or reticle.  The input is layout data and the output is the layout data in a form suitable for input into a mask or reticle manufacturing system such as an e-beam writer.  Often, the key process is called fracturing since the polygon shapes of the layout data are “fractured” to a set of contiguous trapezoids that the e-beam writer can accept.

(xi)                              Resolution enhancement technology (RET)

The process of manipulating the layout data in order to produce a new set of layout data that improves the resolution (i.e., the “printability”) of the IC.  Techniques include phase shift masks (PSM), optical proximity correction (OPC) and off axis illumination (OAI).

(xii)                          Layout analysis for manufacturability rules

The process of analyzing the layout for manufacturability.  This is done when manufacturing constraints cannot be encoded in simple design rules for use in a DRC program.  This includes critical area analysis of the layout which seeks to measure the layout’s sensitivity to defects, and the simulation of the photolithographic imaging process during manufacturing to estimate the manufacturability of the IC.

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